EXHIBIT 99
PRESS RELEASE
FOR IMMEDIATE DISTRIBUTION

Contact:	Robert L.G. White President and CEO Phone: 908/206-3700

BREEZE-EASTERN REPORTS FISCAL 2007
THIRD QUARTER RESULTS
Union, New Jersey — January 25, 2007 — Breeze-Eastern Corporation (AMEX:BZC) today reported that fiscal third quarter 2007 operating income increased 20% to $3.8 million from $3.1 million in the prior-year period. Net income for the third quarter of fiscal 2007 was $1.6 million compared to $0.4 million for the third quarter of fiscal 2006 or income of $.17 per diluted share in fiscal 2007 compared to $.06 per diluted share in fiscal 2006. Sales of $18.9 million were up 16% from $16.3 million in the third quarter a year ago. Adjusted EBITDA, as described under “Non-GAAP Financial Measures” in this press release, for the third quarter of fiscal 2007 rose 16% to $4.2 million from last year’s $3.6 million. New orders received during the third quarter were $9.8 million compared with $27.7 million in the prior fiscal year’s third quarter. The Company’s book-to-bill ratio for the third quarter was 0.5, compared with 1.7 in last year’s third quarter. The book-to-bill ratio for the first nine months of fiscal 2007 was 1.6 compared to 1.3 for the first nine months of fiscal 2006.
For the nine month period ended December 31, 2006 the Company reported an increase in operating income of 15% to $9.0 million from $7.8 million in the prior year period. Net income increased to $2.6 million from $0.5 million for the first nine months of last year. Net sales increased 25% to $52.8 million from the prior year’s $42.3 million. Adjusted EBITDA for the first nine months of fiscal 2007 rose 14% to $10.2 million from last year’s $8.9 million. New orders received in the first nine months of fiscal 2007 increased to $83.1 million from $57.1 million for the same period last year and included $21.5 million of orders related to the Airbus A400M Military Transport Aircraft, which is expected to commence shipping in calendar year 2009 and continue through 2020. The Company’s backlog increased during the first nine months of fiscal 2007 to $121.3 million from $91.2 million at the end of fiscal 2006 and $49.9 million one year ago.

700 Liberty Avenue  •  P.O. Box 3300  •  Union  •  New Jersey 07083
Tel. 908.686.4000  •  Fax 908.686.7485  •  www.breeze-eastern. com

Breeze-Eastern Corporation — January 25, 2007 Fiscal 2007 Third Quarter Earnings Release	Page 2 of 5

Robert L. G. White, Chief Executive Officer of the Company, said, “We are pleased with our financial and operating results for the third quarter and are continuing to commit resources to the opportunities we currently have regarding new business. While the book-to-bill ratio of 0.5 in the third quarter is below what we have seen in recent quarters, we feel this is a temporary decline and believe the order rate trend will improve over the next several quarters. Gross margin for the third quarter was 47% compared to 41% in last year’s same quarter. This increase in the gross margin was due to increased sales of spare parts, which carry a higher profit margin than new equipment, engineering services and overhaul and repair sales. The spare parts also accounted for the increased sales. Selling, General and Administrative (SG&A) expenses increased $1.4 million, or 40%, from last year’s third quarter. This increase is attributable to planned increased engineering costs related to the contract for the Airbus A400M Military Transport Aircraft, costs related to the implementation of the Section 404 internal control requirements of the Sarbanes-Oxley Act of 2002 and increased spending for marketing with these three items accounting for approximately three quarters of the increase. Interest expense for the third quarter was down $1.4 million from last year’s third quarter resulting from the paydown of debt using the proceeds from the issuance of 2.5 million shares of common stock in the fourth quarter of fiscal 2006 and the refinancing of the remaining debt on more favorable terms in the first quarter of fiscal 2007.”
Outlook for fiscal 2007 remains unchanged
Mr. White concluded, “Our sales trend indicates that we may be slightly higher than the previously stated target of $70.0 million for fiscal 2007, and the adjusted EBITDA should remain at $14.0 million in spite of the additional costs associated with compliance with the internal controls and other requirements of Section 404 of the Sarbanes-Oxley Act. While recent comments by the Securities and Exchange Commission have given us reason to believe that the Section 404 rules for companies of our size will be modified to reduce our future compliance burden, the Company will implement compliance under existing rules. Our SG&A costs will also continue to be higher than last year as we invest in new programs such as the Airbus A400M Military Transport Aircraft contract. As we have previously stated, our primary focus for the remainder of fiscal 2007 includes the continued pursuit of new hoist, winch, and weapons handling systems sales on a global basis to provide a solid base upon which to build value for our shareholders.”
Breeze-Eastern Corporation (http://www.breeze-eastern.com) is the world’s leading designer and manufacturer of sophisticated lifting devices for military and civilian aircraft, including rescue hoists, cargo hooks, and weapons-lifting systems. The Company, formerly known as TransTechnology Corporation, employs approximately 195 people at its facility in Union, New Jersey, and reported sales from continuing operations of $64.4 million in the fiscal year ended March 31, 2006.
Non-GAAP Financial Measures
In addition to disclosing financial results that are determined in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company also discloses operating income (gross profit less general, administrative and selling expenses) and Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization, interest and other income/expense and loss on extinguishment of debt). These are presented as supplemental measures of performance. The Company presents Adjusted EBITDA because it considers it an important supplemental measure of performance. Measures similar to Adjusted EBITDA are widely used by the

Breeze-Eastern Corporation — January 25, 2007 Fiscal 2007 Third Quarter Earnings Release	Page 3 of 5

Company and by others in the Company’s industry to evaluate performance and price potential acquisition candidates. The Company believes Adjusted EBITDA facilitates operating performance comparisons from period to period and company to company by backing out potential differences caused by variations in capital structure (affecting relative interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses) and the age and book depreciation of facilities and equipment (affecting relative depreciation expense). The Company also presents Adjusted EBITDA because it believes it is frequently used by investors and other interested parties as a basis for evaluating performance to formulate investment decisions.
Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. Some of the limitations of Adjusted EBITDA are that (i) it does not reflect the Company’s cash expenditures for capital assets, (ii) it does not reflect the significant interest expense or cash requirements necessary to service interest or principal payments on the Company’s debt, and (iii) it does not reflect changes in, or cash requirements for, the Company’s working capital. Furthermore, other companies in the aerospace and defense industry may calculate these measures differently than the manner presented above. Accordingly, the Company focuses primarily on its GAAP results and uses Adjusted EBITDA only supplementally.

INFORMATION ABOUT FORWARD-LOOKING STATEMENTS
Certain statements in this press release constitute “forward-looking statements” within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the “Acts”). Any statements contained herein that are not statements of historical fact are deemed to be forward-looking statements.
The forward-looking statements in this press release are based on current beliefs, estimates and assumptions concerning the operations, future results, and prospects of the Company. As actual operations and results may materially differ from those assumed in forward-looking statements, there is no assurance that forward-looking statements will prove to be accurate. Forward-looking statements are subject to the safe harbors created in the Acts.
Any number of factors could affect future operations and results, including, without limitation, competition from other companies; changes in applicable laws, rules and regulations affecting the Company in the locations in which it conducts its business; the availability of equity and/or debt financing in the amounts and on the terms necessary to support the Company’s future business; interest rate trends; determination by the Company to dispose of or acquire additional assets; general industry and economic conditions; events impacting the U.S. and world financial markets and economies; and those specific risks that are discussed in the Company’s previously filed Annual Report on Form 10-K for the fiscal year ended March 31, 2006 and Quarterly Report on Form 10-Q for the period ended October 1, 2006 .
The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information or future events.

Breeze-Eastern Corporation — January 25, 2007 Fiscal 2007 Third Quarter Earnings Release	Page 4 of 5

BREEZE-EASTERN CORPORATION
STATEMENTS OF CONSOLIDATED OPERATIONS
(In Thousands of Dollars Except Share Data)

	Three Months Ended		Nine Months Ended
	12/31/06	12/25/05	12/31/06	12/25/05

Net sales	$18,894	$16,315	$52,818	$42,294
Cost of sales	10,079	9,562	29,404	24,458

Gross profit	8,815	6,753	23,414	17,836

General, administrative and selling expenses	5,050	3,616	14,385	10,002
Interest expense	1,000	2,444	3,286	7,000
Other expense-net	62	69	141	50
Loss on extinguishment of debt	—	—	1,331	—

Income before income taxes	2,703	624	4,271	784

Provision for income taxes	1,081	237	1,708	298

Net income	$1,622	$387	$2,563	$486

Basic earnings per share:
Net income	$0.17	$0.06	$0.28	$0.07

Diluted earnings per share:
Net income	$0.17	$0.06	$0.27	$0.07

Weighted average basic shares	9,275,000	6,726,000	9,252,000	6,706,000
Weighted average diluted shares	9,383,000	6,760,000	9,353,000	6,734,000
BALANCE SHEET INFORMATION

	12/31/06	3/31/06

Current assets	$39,457	$38,369
Property, plant and equipment — net	4,901	4,810
Other assets	36,240	38,766

Total assets	$80,598	$81,945

Current portion of long-term debt and short term borrowings	$8,025	$4,562
Other current liabilities	12,187	16,707

Total current liabilities	20,212	21,269
Long-term debt	35,514	39,415
Other non-current liabilities	9,396	8,933
Stockholders’ equity	15,476	12,328

Total liabilities and stockholders’ equity	$80,598	$81,945

Breeze-Eastern Corporation — January 25, 2007 Fiscal 2007 Third Quarter Earnings Release	Page 5 of 5

Reconciliation of Reported Income to Adjusted EBITDA

	Three Months Ended		Nine Months Ended
	12/31/06	12/25/05	12/31/06	12/25/05

Net sales	$18,894	$16,315	$52,818	$42,294
Cost of sales	10,079	9,562	29,404	24,458

Gross Profit	8,815	6,753	23,414	17,836

General, administrative and selling expenses	5,050	3,616	14,385	10,002

Operating income	3,765	3,137	9,029	7,834

Add back: depreciation and amortization	434	486	1,132	1,080

Adjusted EBITDA	$4,199	$3,623	$10,161	$8,914

Net income	$1,622	$387	$2,563	$486
Provision for income taxes	1,081	237	1,708	298
Depreciation and amortization	434	486	1,132	1,080
Interest expense	1,000	2,444	3,286	7,000
Other expense-net	62	69	141	50
Loss on extinguishment of debt	—	—	1,331	—

Adjusted EBITDA	$4,199	$3,623	$10,161	$8,914

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